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                                                                    EXHIBIT 23.1

The Board of Directors
Logility, Inc.:

   We consent to incorporation by reference in the registration statements (Nos. 333-62531 and 333-66773) on Form S-8 of Logility, Inc. of our reports dated June 16, 2000, relating to the combined balance sheets of Logility, Inc. as of April 30, 2000, and 1999, and the related combined statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended April 30, 2000, and related schedule, which reports appear in the April 30, 2000, annual report on Form 10-K of Logility, Inc.

                                          /s/ KPMG LLP

Atlanta, Georgia
July 26, 2000